EXHIBIT (23)

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 33-34807, 333-130075, 333-130076, 333-197981 and 333-197982) and in the Registration Statements on Form S-3 (Nos. 333-192809 and 333-197983) of The Empire District Electric Company of our report dated February 26, 2016 relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
St. Louis, Missouri
February 26, 2016